Exhibit 99.1

Angela Ahrendts to Depart Liz Claiborne Inc.

New York, NY, October 11, 2005: Liz Claiborne Inc. (NYSE: LIZ) today announced that Angela Ahrendts, executive vice president, will be leaving the Company, effective October 21, 2005. Ms. Ahrendts will be taking a senior position with another fashion company. Her responsibilities will be assumed by Trudy Sullivan, executive vice president, Liz Claiborne Inc.

Commenting on the announcement, Paul R. Charron, chairman and chief executive officer of Liz Claiborne Inc., said: “Angela’s vision, knowledge and management skills have contributed tremendously to the success of our Company. She has been a valued collaborator and business partner. In saying that Angela will be greatly missed, I know I speak not only for myself but for all of her colleagues.”

Mr. Charron continued: “Although Angela’s departure is a disappointment, our organizational structure allows the flexibility to adjust and adapt to the needs of the business. Trudy Sullivan is a focused, strategic and articulate executive who enjoys a close and respected relationship with her peers and subordinates. Because she and Angela have worked closely together, Trudy is well prepared to assume responsibility for the brands and channels overseen by Angela. I am confident that that this will be a seamless transition, with Trudy supported by a solid management team at the group and divisional president levels which will continue to execute our strategies.”

Liz Claiborne Inc. designs and markets an extensive range of women’s and men’s fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C&C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Lady Enyce, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Metro Concepts, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Tapemeasure, Tint, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active, as well as CITY DKNY® better women’s sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.